Exhibit No. 23.2
Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-189685, No. 333-167945, No. 333-137836, No. 333-118222 and No. 333-118215) of PDC Energy, Inc. of all references to our firm and information from our reserves report dated January 26, 2015, included in or made a part of PDC Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 19, 2015, and our summary report attached as Exhibit 99.1 to the Annual Report on Form 10-K.

\s\Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO
February 19, 2015